EXHIBIT 10(ii)

February 14th, 2006

Heinz Haller
Im Boden
Huetten 8825
Switzerland

Dear Heinz:

It is my pleasure to offer you a position as Corporate Vice President of Strategic Development for
The Dow Chemical Company, reporting to myself.  In welcoming you to Dow, I feel confident that in this significant position you will help to lead Dow to new heights of performance and leave a lasting impression on our company.  I hope that you will decide to take up this challenge and join what I believe is a very outstanding executive leadership team working to increase Dow's standing as the largest, most profitable, and most respected chemical company in the world.  I am personally committed to helping you succeed, and am very excited at the prospect of having you on board.

While there are a number of details that are understandably not included in this offer letter, the following is a high level summary of the major components of the compensation and benefits package Dow is offering to provide, should you accept this position and meet the contingencies listed below.

Base Pay:
You will initially hire into Dow with a Swiss contract at Dow’s Horgen, Switzerland location.  Your annualized base pay salary will be 754,000 Swiss Francs per year. Within a reasonable time frame yet to be determined following your hire, you will transfer into the US as a local hire located in Midland, Michigan.  Your initial salary will be $580,000 per year, or $48,333 per month.  Under our Salary Management Process, your future increases will be based upon your individual performance and Dow's overall annual salary plan.  Dow conducts a global compensation planning exercise in February of each year.  At that time, you will be eligible for consideration for a salary increase.  For calendar year 2006, such an increase has been incorporated into the amount offered to you.

Variable Pay:
You will also be eligible to participate in our annual variable pay program, called the Performance Award Program.  The Performance Award Program is linked to a combination of company performance and individual/team performance against business/functional goals, with a possible range of awards equal to 0 to 200% of your target award amount.  When the company, your team, and you deliver excellent results, Dow's Performance Award Program is designed to provide a significant financial reward.

Your target Variable Pay will be 75% of your year-end US base salary.  You will receive a copy of the Program Guidelines and the target grid applicable to you at the time you begin work.  Your actual payment for time worked can range from 0 to 200% based on actual company and individual/team performance.  The 2006 Performance Award Program payout, if any, would be delivered in March of 2007, consistent with and subject to all other terms and conditions of the 2006 Performance Award Program.

Long Term Incentives:
You will also be considered for participation in the annual Dow Long-Term Incentive (LTI) Program based on management review and the terms of the program.  This program involves traditional stock options, performance shares, and deferred stock issued under The Dow Chemical Company 1988 Award and Option Plan (the 1988 A&O Plan).  Participation levels each year are decided by your supervisor with Compensation Committee oversight.  For calendar year 2006, your award will consist of the following mix of stock options, deferred stock, and performance shares:

▪	64,725 non-qualified Stock Option Shares,
▪	7,861 Performance Shares,
▪	and 7,861 Deferred Shares.

The strike price of your non-qualified stock option grant will be calculated based on the fair market value of Dow stock on your date of hire, which will also be the date of grant.  More  complete terms and conditions, including the grant price and vesting periods of the awards, will be outlined in the actual award agreements you will receive, which, along with the terms of the A&O Plan, will control in the event of a conflict with the terms of this offer letter.

If you accept our offer and meet the contingencies listed below, you will, upon reporting to work, also be eligible to receive the following, special, one time employment incentives:

Cash Bonus:	You will receive a one-time, gross, lump sum cash bonus of $500,000 (less applicable taxes), payable 90 days from your hire date.

Additional One-Time
Incentives:	You will receive a one-time lump sum payment of $75,000 as a car allowance. The position does not provide for a company car.

You will receive a one-time lump sum amount of $50,000 as a housing allowance to assist you with costs related to your house in Europe.

Deferred Stock:
Dow will make a Deferred Stock grant to you in the amount of 12,000 shares of Dow common stock, to be delivered on the sixtieth (60th) day following the third anniversary of your actual 2006 date of hire into Dow.  A Deferred Stock Award means that, consistent with the specified terms of the Award, the Company will deliver to you the indicated number of Dow common stock shares on the sixtieth (60th) day following the third anniversary date of your hire into Dow.  From the date of grant until the shares are actually delivered to you, you will be eligible to receive a payment on those shares equal to any Dow stock dividends that are declared.  Any such dividend equivalents (less applicable taxes) will be paid to you on a quarterly basis through the normal payroll process.  More complete terms and conditions of this award will be outlined in the actual agreement you will receive, which, along with the terms of the 1988 A&O Plan, will control in the event of a conflict with the terms of this offer letter.

In addition to the above special, one-time employment incentives, you will also be eligible to receive the following benefits upon reporting to work:

Vacation:
You will receive 25 working days of vacation for the calendar year 2006, prorated to your date of hire, as well as an additional 2 personal choice days per year.  You will enter the Dow vacation schedule at an equivalent of 25 years of employment service credited for vacation purposes.  With each successive year of service, you will acquire an additional year of employment service for purposes of vacation benefit calculation.

Pension:
As a Swiss employee, you will be eligible to join the Swiss Pension Foundation defined benefit plan (Swiss Pension Plan).  The Swiss Pension Plan is funded jointly by the Company and employees, with the employee contribution at 6% of pensionable pay.  The maximum pensionable pay designated by Swiss law is currently 774,000 CHF / year. As a participant in the Swiss Pension Plan you will be offered the opportunity to purchase years of service in the plan from the age of 25 immediately after re-hire. Please work with Martin Aschwanden, our Switzerland H.R. Leader on the purchase of years of service into the Dow Swiss Pension Plan.

Retiree Medical	You will be eligible for the retiree medical program available at that time to retirees, in the country from which you retire which in your case is Switzerland.

Severance:
While, like all U.S. Dow employees, you have an at-will employment relationship with Dow, you will, in the event of your involuntary separation from Dow, and depending on the circumstances of your involuntary separation, be eligible to receive any standard transition assistance benefits that are otherwise available to employees at your job level under the terms and conditions of any then applicable severance plan in which you are eligible to participate.

Executive Benefits:
In addition to the full array of benefits available to all US-based salaried employees, you will also be eligible to participate in several of Dow's Executive Benefits Programs, including support for financial planning and executive physical examinations.

Relocation:
Dow will cover the shipment of your household goods from Europe to Midland and will provide temporary housing to you and your family for up to 30 days.  Upon acceptance of this offer,
Dow’s Global Relocation Director, Traci Kellogg, will contact you to arrange details.

Other Benefits:
You will be eligible to participate in a range of additional benefits including health, life, dental and disability insurance, consistent with your enrollment elections and the terms and conditions of those programs.  The details of these programs will be provided to you in our standard benefits package materials.

More complete terms and conditions of each of the active Dow employee benefit plans and programs will be outlined in the official plan summaries for each plan or program that will be made available to you which, along with the actual terms of each such plan or program, which will control in the event of a conflict with the terms of this offer letter.  Dow reserves the right to amend, modify or terminate any or all of its benefit plans and programs at any time.

This job offer, and all of the corresponding compensation and benefits summarized above (including the special, one-time employment incentives), is contingent upon:

•
Providing documentation of the proper authorization to work in the United States and, if required, obtaining the appropriate U.S. export license(s).  Only U.S. citizens or nationals, U.S. Permanent Residents, or aliens who are authorized to work in the United States can be considered for employment with Dow. Upon acceptance of this offer, Traci Kellogg, Global Relocation Director will be contacting you as to arrange all the paperwork needed for your visa permit.

•
Dow determining, to its satisfaction, that your commencing employment with Dow does not violate any confidentially and/or non-competition agreements you may have entered into with your current or former employers.  Should any such agreements or restrictions exist, you should forward them immediately to Gregory Freiwald via fax at 989-638-7073.

Continued employment, and your eligibility to receive the special, one-time employment incentives, are also contingent upon complying with the following requirements:

•
Signing two (2) standard Dow Chemical Employee Agreement forms (patent and trade secret) on your report-to-work date, a sample of which is enclosed for your review.  Among other things, this Agreement clarifies that you will at all times have an at-will employment status with Dow.  Nothing in this offer letter constitutes or may be relied upon as a contract of employment for any specified period or duration or otherwise alters your status as an at-will employee of Dow.

•
Passing a screening for illegal and controlled substances (negative results) during the first week of employment by Dow Health Services.  You may voluntarily authorize a screening prior to acceptance of this job offer.

•
Verifying your employment eligibility by completing an I-9 form with supportive documentation on your report-to-work date.  As required by law, Dow employs only U.S. citizens and aliens authorized to work in the United States.

Heinz, we are confident you will find working for Dow an exciting and challenging experience and hope you will give our offer your most serious consideration.  Please indicate your acceptance of this offer by signing and returning by fax (989-638-7073) the second copy of this letter and mailing the original copy.  If we can answer any questions or concerns that will assist you with your decision, please call me at (989) 636-4147 or Gregory Freiwald at (989) 636-8763.

Sincerely,

Andrew N. Liveris
President, CEO & Chairman Elect
The Dow Chemical Company

Acceptance of Dow Offer:

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